Exhibit 99.1

Inari Medical Reports Third Quarter 2021 Financial Results

IRVINE, CALIFORNIA – November 9, 2021 (GLOBE NEWSWIRE) -- Inari Medical, Inc. (NASDAQ: NARI) (“Inari”), a medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases, today reported financial results for its third quarter ended September 30, 2021.

Third Quarter Revenue and Business Highlights:

•
Treated a record number of patients, with revenue of $72.9 million for the third quarter of 2021, up 15% sequentially and 88% year-over-year.
•
Announced FDA clearance of ClotTriever Bold Thrombectomy Catheter, which is designed to treat older clots and more advanced DVT, potentially opening a large new TAM.
•
Presented data from first 500 patients enrolled in the FLASH PE registry, confirming best in class safety and on-table improvement in hemodynamic metrics, while showing much lower rates of mortality and long-term consequences for PE survivors than published literature.
•
Ended the quarter with $168.6 million in cash, cash equivalents and investments.

“Our third quarter was as successful as it was exciting. We again treated a record number of patients and made important progress on all five of our growth drivers,” said Bill Hoffman, CEO of Inari Medical. “We presented data from our FLASH PE registry, confirming outstanding safety and acute efficacy. We believe it also shows, now with six month follow up, that FlowTriever changes the natural course of the disease in life saving and life changing ways. We also received FDA clearance for our ClotTriever Bold which might provide a treatment option for a whole new population of patients suffering the most devastating consequences of previously untreated DVT. We are thankful for the opportunity to serve our patients and our mission.”

Third Quarter 2021 Financial Results

Revenue was $72.9 million for the third quarter of 2021, compared to $63.5 million for the prior quarter and $38.7 million for the third quarter of 2020. The increase over prior year was driven by continued U.S. commercial expansion and new product introductions.

Gross profit was $65.9 million for the third quarter of 2021, compared to $35.5 million for the same period of 2020. Gross margin was 90.3% for the third quarter of 2021, compared to 91.7% for the same period in the prior year, modestly lower primarily due to a change in inventory management in anticipation of our facility move.

Operating expenses for the third quarter of 2021 were $68.6 million, compared to $28.3 million for the third quarter of 2020. The increase was mainly driven by an increase in personnel-related expenses as we increased headcount to fund the expansion of the commercial, research and development, clinical and support organization, including a one-time stock-based compensation expense of $8.3 million.

Net loss was $2.8 million for the third quarter of 2021 and net loss per share was $0.06 on a weighted-average basic and diluted share count of 50.0 million, compared to net income of $6.5 million and net income per share of $0.13 and $0.12 on a weighted-average basic share count of 48.3 million and diluted share count of 55.4 million, respectively, in the same period of the prior year.

Our cash, cash equivalents and investments were $168.6 million as of September 30, 2021.

Updated Full-Year 2021 Revenue Guidance

Inari Medical is updating financial guidance as follows:

•
For the full-year 2021, revenue guidance is increased to $266 to $268 million, up from our previous guidance of $250 to $255 million.

Webcast and Conference Call Information

Inari Medical will host a conference call to discuss the third quarter 2021 financial results after market close on Tuesday, November 9, 2021 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live over the phone (833) 519-1265 for U.S. callers or (914) 800-3838 for international callers, using conference ID: 7775678. The live webinar can be accessed at https://ir.inarimedical.com.

About Inari Medical, Inc.

Inari Medical, Inc. is a medical device company focused on developing innovative products to treat and transform the lives of patients suffering from venous diseases. Inari has developed two minimally-invasive, novel catheter-based mechanical thrombectomy devices that are designed to remove large clots from large vessels and eliminate the need for thrombolytic drugs. The company purpose-built its products for the specific characteristics of the venous system and the treatment of the two distinct manifestations of venous thromboembolism, or VTE: deep vein thrombosis and pulmonary embolism. The ClotTriever system is 510(k)-cleared by FDA and CE marked for the non-surgical removal of clot from peripheral blood vessels, including for the use in the treatment of deep vein thrombosis. The FlowTriever system is 510(k)-cleared by FDA and CE marked for the non-surgical removal of clot from peripheral blood vessels, including for the use in the treatment of pulmonary embolism and clot in transit in the right atrium.

Forward Looking Statements

Statements in this press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include financial guidance regarding full year 2021 revenue and the potential impact of COVID-19 on the business, and are based on Inari’s current expectations, forecasts and assumptions, are subject to inherent uncertainties, risks and assumptions that are difficult to predict, and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the period ended December 31, 2020 and in its other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:

ICR Westwicke

Caroline Corner

Phone +1-415-202-5678

caroline.corner@westwicke.com

INARI MEDICAL, INC.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$72,916	$38,715	$193,766	$91,059
Cost of goods sold	7,040	3,228	16,477	9,420
Gross profit	65,876	35,487	177,289	81,639
Operating expenses
Research and development	12,499	5,217	32,292	11,863
Selling, general and administrative	56,104	23,080	135,899	58,353
Total operating expenses	68,603	28,297	168,191	70,216
(Loss) income from operations	(2,727)	7,190	9,098	11,423
Other income (expense)
Interest income	27	208	130	409
Interest expense	(73)	(251)	(220)	(1,060)
Change in fair value of warrant liabilities	—	—	—	(3,317)
Other income (expense)	30	(651)	(4)	(651)
Total other expenses	(16)	(694)	(94)	(4,619)
(Loss) income before income taxes	(2,743)	6,496	9,004	6,804
Provision for income taxes	61	—	271	—
Net (loss) income	$(2,804)	$6,496	$8,733	$6,804
Other comprehensive (loss) income
Foreign currency translation adjustments	(146)	—	(269)	—
Unrealized gain on available-for-sale securities	7	—	19	—
Total other comprehensive loss	(139)	—	(250)	—
Comprehensive (loss) income	$(2,943)	$6,496	$8,483	$6,804
Net (loss) income per share
Basic	$(0.06)	$0.13	$0.18	$0.26
Diluted	$(0.06)	$0.12	$0.16	$0.14
Weighted average common shares used to compute net (loss) income per share
Basic	50,001,996	48,335,443	49,664,037	26,423,681
Diluted	50,001,996	55,355,846	55,511,061	49,940,409

INARI MEDICAL, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share data and par value)

(unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$81,158	$114,229
Short-term investments	81,436	49,981
Accounts receivable, net	38,916	28,008
Inventories, net	19,499	10,597
Prepaid expenses and other current assets	7,141	2,808
Restricted cash	—	50
Total current assets	228,150	205,673
Property and equipment, net	14,748	7,498
Long-term investments	6,002	—
Operating lease right-of-use assets	42,855	—
Deposits and other assets	672	583
Restricted cash	—	338
Total assets	$292,427	$214,092
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	5,083	3,047
Payroll-related accruals	16,987	8,198
Accrued expenses and other current liabilities	6,583	2,593
Operating lease liabilities, current portion	857	—
Total current liabilities	29,510	13,838
Operating lease liabilities, noncurrent portion	28,547	—
Total liabilities	58,057	13,838
Commitments and contingencies (Note 7)
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 50,144,590 and 49,251,614 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	50	49
Additional paid in capital	253,256	227,624
Accumulated other comprehensive (loss) income	(246)	4
Accumulated deficit	(18,690)	(27,423)
Total stockholders' equity	234,370	200,254
Total liabilities and stockholders' equity	$292,427	$214,092